Exhibit 10.5

Officer Relocation Policy

Eligible Group	Officers

Purpose	To establish a policy for the reimbursement of eligible expenses incurred when an Officer is permanently transferred from one location to another at the Company's request.

Objective	To provide financial relocation assistance to an Officer in order to maximize the Officer’s performance and minimize inconvenience during the relocation.

Scope of Policy
This policy applies to an Officer who is required to relocate because he/she is being permanently transferred (for no less than 12 months) at the Company's written request to an assigned work location within the Company that is at least sixty (60) miles from the Officer’s current assigned work location.  No reimbursement will be allowed unless the Officer’s new residence is at least forty (40) miles closer to the Officer’s new assigned work location than the Officer’s prior residence is to the new assigned work location.

Expenses eligible for reimbursement are limited to those expenses set forth in the “Covered Expenses” portion of this policy incurred by an Officer, spouse or registered domestic partner of the Officer, or the Officer’s children who currently reside with the Officer.

Nothing in this policy should be construed as a contract for employment for any period of time or as altering the at-will nature of the employment relationship. The Company has the right to terminate Officers for any or no reason at all, at any time.

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Officer Relocation Policy, continued

Reimbursement to the Company
Benefits under this policy will cease if an Officer resigns his/her employment or is terminated for misconduct and/or poor performance.  In addition, if an Officer resigns from his/her employment, or is terminated for misconduct and/or poor performance within twenty-four (24) months of having commenced work at the new assigned work location or other agreed upon time in writing, the Officer will be required to reimburse the Company for any reimbursements associated with the most recent move paid for by the Company under this policy.

Policy Administration	This policy is administered by the Human Capital Management Department. The Company will not be responsible for any action taken which is beyond the scope of this policy.

Compensation Committee Discretion	The Compensation Committee of the Company can authorize reimbursement of a higher level of expenses than this policy allows, at its discretion.

General Policy
An Officer is eligible to have his/her relocation expenses reimbursed after relocating to a new assigned job location that is at least sixty (60) miles from the Officer’s current assigned work location.  No reimbursement will be allowed unless the Officer’s new residence is at least forty (40) miles closer to the new assigned work location than the Officer’s prior residence is to the new assigned work location.

•  Relocated Officers shall submit, in sufficient detail, documentation for all expenses incurred to the Human Capital Management Department for approval and reimbursement.
•  All relocation-related expenses are required to be submitted separately from other types of reimbursable business expenses and are to be clearly marked "Relocation Expenses."

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Officer Relocation Policy, continued

General Policy (continued)
•  Officers to be relocated should be made fully aware of the contents of this policy. Because the determination of whether an expense is covered by this policy is at the discretion of the Company, a relocating officer is encouraged to obtain clarification from the Administration Manager for Human Capital Management of any expense for which the nature as a covered expense may be questionable or is unusual in nature prior to incurring such expense.  Any questionable expenses should be resolved with the Administration Manager for Human Capital Management before the expense is incurred.

Approvals
All requests for Officer relocation must be approved in writing by the direct supervisor of the relocating Officer and the President and CEO prior to actual relocation or commitment to the Officer.  An Officer Relocation Approval Form (see form at the end of this policy statement) is required to be completed and approved. In addition, any exceptions to this policy require the prior written approval of the President and CEO.

Covered Expenses

Overview
In order to alleviate the financial burden an Officer may incur in relocating at the Company’s direction,  the Company will cover the following reasonable costs subject to other limitations set forth herein:
• Realtor Fees, Closing Costs, and Lease Termination Fees;
• Moving Expenses;
• House-Hunting Trips;
• Temporary Living Expenses; and
• Tax Gross-Up.

Realtor Fees, Closing Costs, and Lease Termination Fees
An Officer will be reimbursed for reasonable realtor fees and reasonable closing costs incurred by the Officer on the sale of his/her residence or lease termination fees for Officers currently leasing a residence, associated with a relocation required by the Company.  The reimbursement will be limited to the lower of the actual realtor fees and closing costs paid or $36,000.  The Officer must sell his/her house within one year from the date the Officer commences work at the new assigned work location (or other time agreed to in writing) to receive this reimbursement.

Moving Expenses
An Officer will be reimbursed for the following reasonable moving expenses  incurred:
•  packing and unpacking household goods;
•  transportation of goods, including up to two personal vehicles;
•  transportation of the Officer, spouse or registered domestic partner (RDP) of the Officer, and the Officer’s children or children of the RDP, who reside in the current residence and will reside in the new residence;
•  connecting appliances; and
•  transportation of household pets.

The above-listed moving expenses are reimbursable up to a limit of $20,000.  The Officer is required to receive two bids for packing and unpacking household goods and transportation of goods.  The Officer must include the bids in his/her request for reimbursement, and any reimbursement will be limited to the lower of the two bids.

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Covered Expenses, continued

Ineligible Expenses
No reimbursement will be provided for the following expenses:
•  Moving or shipment of items such as livestock, boats, shrubs, construction materials, more than two vehicles, or similar items requiring special handling;
•  Cleaning, maintenance or repair of the Officer’s former or new residence;
•  Removal or installation of permanently fixed items such as lighting fixtures, fencing, patios, fireplaces, or the like;
•  Assembly or disassembly of swing sets, pool tables, waterbeds, outdoor fixtures, appliances, or the like;
•  Purchase of fixtures, appliances, equipment or materials for new residence;
•  Tips or gifts to moving company representatives;
•  Any services performed by the Officer, the Officer’s dependents or relatives; and
•  Any refundable deposit.

House Hunting Trips
An Officer will be reimbursed for expenses incurred by the Officer and the Officer’s spouse/registered domestic partner for two house hunting trips not to exceed six calendar days in total.  House hunting trip expenses eligible for reimbursement are limited to reasonable travel, lodging, meals and rental vehicle expenses and are subject to the same requirements and limitations set forth in the Travel Expense Reimbursement Policy.

Temporary Living Expenses
An Officer will be reimbursed for reasonable temporary housing expenses incurred for up to 90 calendar days following the relocation while waiting to move into a permanent residence.  If the temporary housing does not contain cooking facilities, reimbursement under this category may include reasonable breakfast and dinner expenses.  In no event may reimbursement under this category exceed $3,000 per consecutive 30-day period (prorated for periods less than 30 days).

Temporary Storage
An Officer will be reimbursed for temporary storage costs for up to 90 consecutive days after the day the Officer’s possessions are moved from the former residence and before they are delivered to the new home.

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Covered Expenses, continued

Tax Gross Up
An Officer may receive a payment to cover the tax liabilities incurred as a result of reimbursement of eligible expenses under this policy which are treated as taxable wages, including the tax reimbursement itself (“tax gross- up”).  A tax gross-up is intended to approximate the reasonably estimated income and employment tax liabilities an Officer may incur in connection with reimbursements under this policy and is not intended to determine an actual amount by reference to an Officer’s actual tax profile.  As such, tax rates used in the estimate will be based on an applicable marginal rate determined by reference to employee-specific filing statuses, and only the Officer’s employment-related data.

Market Loss	The Company will not reimburse any loss in market value associated with an Officer’s disposition of property in connection with relocating.

Limitations
Relocation expenses eligible for reimbursement under this policy should be incurred as soon as practicable after the date on which the Officer reports to work at a new assigned work location.  Relocation expenses incurred after one year of such date are not reimbursable under this policy without separate approval of the President and CEO.

Depending upon the circumstances, all or a portion of the tax gross-up coverage component of this policy may be restricted.

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Covered Expenses, continued

Example
Assume an officer sells his/her residence and incurs the following costs:
✓ realtor fee of $40,000 (taxable)
✓ other selling expenses of $2,000 (taxable)
✓ packing and unpacking expenses of $3,000 (not taxable)
✓ transportation of packed household goods of $12,000 (not taxable)
✓ air fare to transport family of $2,000 (not taxable)
✓ expenses associated with house-hunting trips of $2,500 (taxable)
✓ temporary housing expenses of $5,000 (taxable)
✓ combined federal/state/employment tax rate of 39%

Calculation of reimbursement:

Total expenses reimbursed that are taxable - $43,500
•  realtor fee of $40,000 + other selling expense of $2,000 – total limited to $36,000
•  expenses associated with house-hunting trips - $2,500
•  temporary housing expenses - $5,000
Total taxable expenses reimbursed including tax gross up - $71,311
Total expenses reimbursed that are not taxable - $17,000
Total reimbursement - $88,311

Reimbursement Obligation:
Before any reimbursement is made under this policy, an Officer will be required to agree in writing that the Officer will reimburse the Company for any relocation expenses paid if he/she should voluntarily leave the employment of the Company or is terminated for misconduct and/or poor performance, within twenty four months of relocating.

OFFICER RELOCATION APPROVAL FORM

Name		Employee #
Relocation of Assigned Work Location - From:		To:
Relocation of Residence - From:		To:
Approximate dates of Relocation
Is this move budgeted?	Yes		No
Approvals
Senior Vice President
President & CEO

A Relocation Expense Estimate (see form on the following page) must be submitted with this Officer Relocation Approval Form.

Relocation Expense Estimate
Column A	Column B	Column C	Column D
A	Estimated market value of present home
B	Realtor’s commission percentage in area
C	Estimated realtor’s fee (A times B)
D	Closing costs on sale of present home
E	Realtor’s fee plus closing costs (C plus D)
F	If E exceeds $36,000 then use $36,000, otherwise include amount from line E
G	House hunting trips
H	Other taxable expenses
I	Total taxable expenses (F plus G plus H)
J	Tax rate for employment and income taxes (contact Tax Director)
K	Total amount of reimbursement for taxable expenses including: gross up (I divided by)1-J)) (Note: Place in Column D)
L	Packing Expenses
M	Transportation of goods to new location
N	Transportation of Officer, Officer’s spouse or registered domestic partner, or Officer’s children that currently reside with Officer, to new location
O	Connecting appliances
P	Other Moving Expenses
Q	Total Moving Expenses (L+M+N+O+Q)
R	Is the amount on line Q greater than $20,000? If so, use $20,000, otherwise use the amount on line Q. Enter appropriate amount in Column D
S	Total estimated reimbursement (add amount on Line K, Column D, to amount on Line R, Column D)